Exhibit 99.3

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of December 1, 2020 (this “Limited Guarantee”), by Mr. Zhengdong Zhu and Ms. Baohong Yin (the “Guarantors”) in favor of China Distance Education Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”).

1.       Limited Guarantee. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), among Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”); China Distance Learning Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”); and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantors, intending to be legally bound, hereby jointly and severally, absolutely, irrevocably and unconditionally guarantee to the Guaranteed Party the due and punctual performance and discharge of 100% of the payment obligations of Parent to the Guaranteed Party with respect to (i) the Parent Termination Fee owed by Parent to the Company, if and when due, pursuant to Section 8.2(b) of the Merger Agreement, and (ii) costs and expenses in connection with the collection of the Parent Termination Fee, if and when due, pursuant to Section 8.2(d) of the Merger Agreement, in each case of clauses (i) and (ii), if and to the extent those obligations become payable under the Merger Agreement, subject to the terms and limitations of Section 8.2(g) of the Merger Agreement (the aggregate obligations of Parent described in clauses (i) and (ii), collectively, the “Guaranteed Obligations”). In no event shall the Guarantors’ aggregate liability under this Limited Guarantee exceed an amount equal to (a) the Guaranteed Obligations minus (b) any portion of the Guaranteed Obligations that have been paid by Parent (such limitation on the liability that the Guarantors may have for the Guaranteed Obligations being herein referred to as the “Cap”), it being understood that this Limited Guarantee may not be enforced against the Guarantors without giving effect to the Cap (and to the provisions of Sections 7 and 8 hereof). This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantors acknowledge that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Limited Guarantee.

If Parent or Merger Sub fails to discharge any Guaranteed Obligations when due, then the Guarantors shall, on the Guaranteed Party’s demand, forthwith pay to the Guaranteed Party the Guaranteed Obligations (up to the Cap), and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub has failed to discharge any portion of the Guaranteed Obligations, take any and all actions necessary or desirable to collect the full amount of the Guaranteed Obligations from the Guarantors, subject to the Cap.

2.       Nature of Guarantee. Subject to the terms hereof, the Guarantors’ liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantors for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligations (subject to the Cap) as if such payment had not been made. This Limited Guarantee is a guarantee of payment and not of collection. Notwithstanding anything herein to the contrary, the Guarantors shall have the right to assert, and shall have the benefit of, any defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or as otherwise expressly provided in Section 3 hereof.

3.       Changes in Obligations, Certain Waivers. The Guarantors agree that the Guaranteed Party may, in its sole discretion, at any time and from time to time, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantors’ obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Subject to other terms and conditions set forth herein, the Guarantors agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; c) any change in the corporate existence, structure or ownership of Parent or Merger Sub; d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; or e) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations. To the fullest extent permitted by law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices required to be provided to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect or any right to require the marshalling of assets of Parent or Merger Sub or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement. The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantors hereby unconditionally waive any rights that they may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantors’ obligations under or in respect of this Limited Guarantee (subject to the Cap), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantors shall not exercise any such rights unless and until all amounts payable by the Guarantors under this Limited Guarantee (which shall be subject to the Cap) shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guarantee (which shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantors and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantors under this Limited Guarantee. Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that (a) to the extent that Parent and/or Merger Sub is relieved of any of the Guaranteed Obligations under the Merger Agreement, the Guarantors shall be similarly relieved of their corresponding payment obligations under this Limited Guarantee, and (b) the Guarantors shall have all defenses to the payment of their obligations under this Limited Guarantee (which shall be subject to the Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party or their Affiliates (which, for the purpose of this sentence, shall exclude the Guarantors, Rollover Shareholders, Parent, Merger Sub or any Affiliate thereof).

4.       Representations and Warranties. The Guarantors hereby jointly and severally represent and warrant that:

(a)       they have the requisite power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee do not contravene any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantors;

(b)       except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantors’ performance of their obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantors have been obtained or made and all conditions thereof have been duly complied with;

(c)       assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by all parties thereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantors enforceable against the Guarantors in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing; and

(d)       the Guarantors have the financial capacity to pay and perform their obligations under this Limited Guarantee, and all funds or assets necessary for the Guarantors to fulfill their obligations under this Limited Guarantee shall be available to the Guarantors for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

The Guaranteed Party hereby represents and warrants that:

(a)       it is duly organized and validly existing under the laws of jurisdiction of its organization;

(b)       the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s organizational documents, or any law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on the Guaranteed Party;

(c)       except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guaranteed Party’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with; and

(d)       assuming due execution and delivery of the Limited Guarantee and the Merger Agreement by all parties thereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

5.       No Assignment. Neither the Guarantors nor the Guaranteed Party may assign or delegate its, his or her rights, interests or obligations hereunder to any other person without the prior written consent of the Guaranteed Party, in the case of any assignment or delegation by the Guarantors, or the Guarantors, in the case of any assignment or delegation by the Guaranteed Party. Any purported assignment, delegation or transfer in violation of this Section 5 shall be void ab initio.

6.       Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) in writing by hand delivery, by facsimile transmission with confirmation of receipt, or by overnight delivery by a nationally recognized courier service, in each case to the address (or facsimile number) listed below (or to such other address or facsimile number as a party may designate by notice to other parties) as follows:

if to the Guarantors:

18th Floor, Xueyuan International Tower,

1 Zhichun Road, Haidian District, Beijing, China
Attention: Zhengdong Zhu
Email: zzd@cdeledu.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

2201 China World Office 2, 1 Jian Guo Men Wai Avenue, Chaoyang District, Beijing, China
Attention: Howard Zhang
Email: howard.zhang@davispolk.com

If to the Guaranteed Party, as provided in the Merger Agreement.

7.       Continuing Guarantee. Unless terminated pursuant to this Section 7, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect until the Guarantors’ Guaranteed Obligations (subject to the Cap) have been paid in full. Notwithstanding the foregoing or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under or in connection with this Limited Guarantee as of the earliest of: i) the Effective Time, if the Closing occurs; ii) the termination of the Merger Agreement in circumstances where the Parent Termination Fee is not payable; and iii) in the case of a termination of the Merger Agreement for which the Parent Termination Fee is payable, the date falling two hundred seventy (270) days after such termination (unless, in the case of clause (iii) above, the Guaranteed Party has previously made a claim under this Limited Guarantee prior to such date with reasonable details for the basis of such claim, in which case this Limited Guarantee shall terminate upon the final, non-

appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof). Notwithstanding the foregoing or anything express or implied in this Limited Guarantee or otherwise, except to the extent caused, directed or requested by either Guarantor, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantors’ maximum aggregate liability to the Cap or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, or asserts that the Guarantors are liable in respect of the Guaranteed Obligations in excess of or to a greater extent than the Cap, or asserts any theory of liability against any Non-Recourse Party (as defined in Section 8 hereof) with respect to this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 8 hereof), then: (i) the obligations of the Guarantors under or in connection with this Limited Guarantee shall terminate ab initio and be null and void, (ii) if any Guarantor has previously made any payments under or in connection with this Limited Guarantee, such Guarantor shall be entitled to recover and retain such payments, and (iii) neither the Guarantors nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party, its Affiliates or any other person in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby.

8.       No Recourse. The Guaranteed Party acknowledges and agrees that the sole asset of Parent and Merger Sub is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs under the Merger Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or the Merger Agreement (collectively, the “Transaction Agreements”), or in any agreement or instrument delivered or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Limited Guarantee, the other Transaction Agreements and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that:

(a)       no Non-Recourse Party (as hereinafter defined) has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) claims available to the Guaranteed Party under and pursuant to the Merger Agreement, (ii) claims available to the Guaranteed Party pursuant to its third-party beneficiary rights in accordance with the terms and subject to the conditions of any Equity Commitment Letter, (iii) claims available to the Guaranteed Party under and pursuant to the Support Agreement, and (iv) any remedies available to the Guaranteed Party under and to the extent provided in this Limited Guarantee and subject to the limitations set forth herein (the claims described in the foregoing clauses (i) through (iv), collectively, the “Retained Claims”);

(b)       no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent, Merger Sub, or any other person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party, Parent, Merger Sub or any other person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable law, or otherwise, except for Retained Claims; and

(c)       neither the Guaranteed Party nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantors in this Limited Guarantee, (ii) Parent and Sponsor (as defined therein) in any Equity Commitment Letter, (iii) Parent and Merger Sub in the Merger Agreement and (iv) Parent, each Supporting Shareholder (as defined therein) and each Beneficial Owner (as defined therein) in the Support Agreement.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its Affiliates and any person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party, on behalf of itself and its Affiliates, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party, or any of its Affiliates, has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no person other than the Guarantors and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person including the Guarantors, except as expressly set forth herein.

As used herein, the term “Non-Recourse Parties” means the Guarantors and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of the Guarantors (including but not limited to Parent and Merger Sub) and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

9.       Governing Law; Jurisdiction; Venue. This Limited Guarantee, the rights of the parties hereto under or in connection herewith or the transactions contemplated hereby, and all actions or proceedings arising out of or related to any of the foregoing, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Limited Guarantee brought by any party hereto or its affiliates against any other party hereto or its affiliates shall be brought and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Limited Guarantee and the transactions contemplated hereby. Each of the parties hereto agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Limited Guarantee or the transactions contemplated hereby, f) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, g) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and h) that i) the suit, action or proceeding in any such court is brought in an inconvenient forum, ii) the venue of such suit, action or proceeding is improper, or iii) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

10.       Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.       Counterparts. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.       Third Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guarantee the parties hereto intend that all Non-Recourse Parties other than the Guarantors shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

13.       Confidentiality.

This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantors, provided that (a) the parties hereto may disclose the existence and content of this Limited Guarantee to the extent required (i) by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger, or (ii) to enforce the parties’ rights under this Limited Guarantee in accordance with the terms hereof; and (b) the Guarantors may disclose this Limited Guarantee to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

14.       Miscellaneous.

(a)       This Limited Guarantee, together with the Merger Agreement, Support Agreement, the Equity Commitment Letters and any other agreement or instrument delivered in connection with the transactions contemplated by the

Merger Agreement, constitute the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantors or any other Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantors. The Guarantors and their Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b)       Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee shall not be enforced without giving effect to the limitation of the amount payable by the Guarantors hereunder up to the Cap provided in Section 1 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)       The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)       All parties hereto acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantors have caused this Limited Guarantee to be executed and delivered as of the date first written above.

Zhengdong Zhu

By:	/s/ Zhengdong Zhu

Baohong Yin

By:	/s/ Baohong Yin

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

China Distance Education Holdings Limited

By:	/s/ Carol Yu
Name: Carol Yu
Title: Chair of the Special Committee

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